Exhibit 10.42

This RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is entered into as of March 4, 2020 (the “Grant Date”), between BED BATH & BEYOND INC. (the “Company”) and Joseph Hartsig (“you” or “Participant”).

WHEREAS, the Company and the Participant have entered into an Employment Agreement dated as of February 26, 2020 providing for the Participant’s appointment as the Company’s Executive Vice President, Chief Merchandising Officer and President, Harmon Face Values (the “Employment Agreement”);

WHEREAS, the Employment Agreement provides that the Company will grant the Participant a “Make-Whole RSU Award” (as defined in the Employment Agreement); and

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) administers the Company’s equity incentive compensation programs and is authorized to grant stock options, restricted stock units and other awards, including to newly hired employees; and
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows.
1. Restricted Stock Unit Grant. Pursuant and subject to the restrictions, terms and conditions set forth herein, the Company hereby awards you the number of Restricted Stock Units (the “Restricted Stock Units”) specified in paragraph 7 below. The Restricted Stock Units are subject to certain restrictions as set forth in this Agreement.

2. Plan Provisions. The Restricted Stock Units are being granted under the Company’s 2012 Incentive Compensation Plan, as amended from time to time (the “2012 Plan”) and are entirely subject to the terms and conditions of the 2012 Plan. A description of key terms of the 2012 Plan is set forth in the Prospectus to the 2012 Plan. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan. Notwithstanding anything herein or in the Plan to the contrary, Sections 4.2(d) and 4.3 of the Company’s 2018 Incentive Compensation Plan, as amended from time to time, shall apply to the Restricted Stock Units in lieu of Section 4.2(d) of the Plan.

3. Restrictions on Transfer. You will not sell, transfer, pledge, hypothecate, assign or otherwise dispose of (any such action, a
“Transfer”) the Restricted Stock Units, except as set forth in this Agreement. Any attempted Transfer in violation of this Agreement will be void and of no effect.

4. Payment. With respect to each Restricted Stock Unit that vests in accordance with the schedule set forth in paragraph 7 below, you will be entitled to receive one share of Company’s Common Stock, $0.01 par value per share (“Common Stock”). Subject to paragraph 5 below, you will be paid such share(s) of Common Stock with respect to each vested Restricted Stock Unit within thirty (30) days following the Vesting Date (as defined below), to the extent administratively practicable.

5. Forfeiture; Certain Terminations. Except as provided in this paragraph, upon your termination of employment with the Company, all unvested Restricted Stock Units shall immediately be forfeited without compensation. Notwithstanding anything herein to the contrary, in the event that your employment with the Company is terminated as a result of your death, Disability (as defined in the Employment Agreement), non-renewal by the Company of the Term (as defined in the Employment Agreement), termination by the Company without Cause (as defined in the Employment Agreement), or your resignation with Good Reason (as defined in the Employment Agreement) (“Qualifying Termination”), subject to your timely execution, delivery, and non-revocation of a General Release (as defined in the Employment Agreement) as provided in Section 5(e) of the Employment Agreement, the Restricted Stock Units will immediately vest in full.

6. Rights with Regard to Restricted Stock Units. On and after the Grant Date, you will have the right to receive dividend equivalents with respect to the shares of Common Stock underlying the Restricted Stock Units, subject to the terms and conditions of this paragraph. Notwithstanding anything herein to the contrary, in no event shall a dividend equivalent be issued or paid with respect to any Restricted Stock Unit that has been forfeited pursuant to paragraph 5. If the Company pays a dividend (whether in cash or stock) on its Common Stock shares, or its Common Stock shares are split, or the Company pays to holders of its Common Stock other shares, securities, monies, warrants, rights, options or property representing a dividend or distribution in respect of the Common Stock, then the Company will credit a deemed dividend or distribution to a book entry account on your behalf with respect to each share of Common Stock underlying the Restricted Stock Units held by you, provided that your right to actually receive such cash or property shall be subject to the same restrictions as the Restricted Stock Units to which the cash or property relates, and the cash or property shall be paid to you at the same time you receive the payment of the shares of Common Stock underlying the Restricted Stock Units. Unless otherwise determined by the Committee, dividend equivalents shall not be deemed to be reinvested in Common Stock and shall be treated as uninvested at all times, without crediting any interest or earnings. Except as provided in this paragraph, you will have no rights as a holder of Common Stock with respect to the Restricted Stock Units unless and until the Restricted Stock Units become vested hereunder and you become the holder of record of the Common Stock underlying the Restricted Stock Units.

7. Grant Size; Vesting Schedule. Restricted Stock Units covered by this Award: 83,456 shares (representing $1,000,000.00, valued at the Grant Date)1. The Restricted Stock Units will become vested in three substantially equal installments on each of the first, second and third anniversaries of the Grant Date (the “Vesting Date”), provided that you remain continuously employed by the Company from the Grant Date until each applicable Vesting Date (except as otherwise provided in paragraph 5).

8. Withholding. For purposes of the payment of applicable withholding taxes required by applicable law, the number of shares of Common Stock underlying the Restricted Stock Units to which you become entitled on payment shall be automatically reduced by the Company to cover the applicable minimum statutorily required withholding obligation, except that you may elect to pay some or all of the amount of such obligation in cash in a manner acceptable to the Company. In the event that the number of shares of Common Stock underlying the Restricted Stock Units to which you become entitled upon vesting is automatically reduced, it is the intent of this Agreement that any deemed “sale” of the shares of Common Stock underlying the Restricted Stock Units withheld will be exempt from liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor thereto (“Exchange Act”) pursuant to Rule 16b-3 under Section 16(b) of the Exchange Act, or any successor provision. All unscheduled and scheduled blackout periods (each, a “BP”) are determined by the Company. If any shares of Common Stock underlying vested Restricted Stock Units are scheduled to be paid during a BP to which you are subject, (i) you will be paid the applicable number of shares of Common Stock on the scheduled payment date (net of any shares withheld by the Company to pay minimum required taxes), but (ii) you will be unable to sell such shares of Common Stock until the earliest date on which all BPs to which you are subject have expired.

Subject to paragraph 5 above, all vesting will occur only on the applicable Vesting Dates, with no proportionate or partial vesting prior to the Vesting Date or between Vesting Dates. Except as otherwise provided in the preceding paragraph, when any Restricted Stock Units become vested, the Company (unless it determines a delay is required under applicable law or rules) will, on the payment date described in paragraph 4 above (or promptly thereafter) issue and deliver to you a stock certificate registered in your name or will promptly recognize ownership of your shares through uncertificated book entry or another similar method, subject to applicable federal, state and local tax withholding in the manner described herein or otherwise acceptable to the Committee. Subject to the provisions of this Agreement, you will be permitted to transfer shares of Common Stock following your receipt thereof, but only to the extent permitted by applicable law or rule.

9. Code Section 409A. Although the Company does not guarantee the particular tax treatment of the Restricted Stock Units granted under this Agreement, the grant of Restricted Stock Units under this Agreement is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and this Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. To the extent any payment made under this Agreement constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code, the provisions of Section 13.13(b) of the 2012 Plan (including without limitation, the six-month delay relating to “specified employees”) shall apply.

10. Notice. Any notice or communication concerning the Restricted Stock Units must be in writing and delivered in person, or by U.S. mail, to the following address: if to the Company, at Bed Bath & Beyond Inc., Finance Department – Stock Administration, 650 Liberty Avenue, Union, New Jersey 07083; if to the Participant, at the Participant’s home address on file with the Company. Either party hereto may change its or his or her address for the purpose of this paragraph by written notice similarly given.

1 Calculated based on the volume-weighted average closing price of a share of Common Stock over the twenty (20) trading day period ending immediately prior to the Grant Date.

BED BATH & BEYOND INC.

By:	/s/ Mark Tritton	/s/ Joseph Hartsig
	An Authorized Officer	Recipient (You)